     CERTIFIED PUBLIC ACCOUNTANTS

EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent in Pre-Effective Amendment No. 1 to the Registration Statement on Form S-4 of Discovery Bancorp for the registration of 1,243,508 shares of its common stock and 60,500 Warrants, to the use of our report on Discovery Bank and Subsidiary dated February 14, 2005, on our audits of the consolidated financial statements of Discovery Bank and Subsidiary as of December 31, 2004 and 2003, and our report dated January 13, 2004, relating to the December 31, 2003 and December 31, 2002 financial statements of Discovery Bank.

April 4, 2005
Los Angeles, California

A member of
Moores Rowland International
an association of independent
accounting firms throughout
the world